Exhibit 10.3

Revelyst, Inc.
Revelyst, Inc. (“Revelyst” or the “Company”) provides a severance benefit to eligible Executives who are involuntarily terminated for convenience or due to a layoff or reduction in workforce. Note that severance is not available in other types of terminations including voluntary resignation or termination for cause nor is severance available when a participant is reassigned to another position or offered other employment by a successor or acquiring company.

This document constitutes the Revelyst, Inc. Executive Severance Plan (the “Plan”) adopted by the Company effective November 27, 2024. A Change in Control does not trigger any benefits under this Plan.

A severance payment is contingent upon a signed (and unrescinded) general release of all claims against Revelyst and its affiliates in a form acceptable to Revelyst. Upon official notification of termination, an individual will have a period of time to consider whether to accept and sign the general release. The form of release may vary from state to state and it may be changed from time to time.

Executive Severance Plan Effective November 27, 2024

Questions
Contact Revelyst’s Chief Human Resources Officer (each reference to the Chief Human Resources Officer shall mean the Chief Human Resources Officer, or if there is no such position, the Head of Human Resources) if you have questions about this Plan.

Reservation of rights
Revelyst reserves the right to change, amend or terminate this Plan or to change the severance benefit available under this Plan at any time in Revelyst’s sole discretion.

Plan highlights

Plan feature	How it works
Plan participation	You automatically become a participant in this Plan when you become an Executive (as defined below). If at any time you are demoted or otherwise removed from an Executive position, then you are disqualified from participation in this Plan. Persons in contractor or consultant positions are not eligible for benefits under this Plan.

Plan cost	Revelyst will pay the entire cost of severance benefits paid under this Plan out of its general funds.

Benefit eligibility	You may be offered a severance benefit if you are involuntarily terminated for convenience or due to layoff or reduction in workforce as determined by Revelyst and all other conditions of this Plan are met.

Form of Benefit
If eligible, you will be provided at least two weeks’ notice of your termination date, or pay in lieu of notice, and a severance benefit that includes a lump-sum severance payment in an amount set forth in this Plan, plus an additional lump-sum payment to offset costs to continue healthcare, and outplacement services.

Benefit amount	The amount of severance is equal to 12 months of base salary. Note that this Plan has a non-duplication of severance benefit provision.

General Release	You are required to sign a general release of all employment-related claims prior to receiving a severance payment. This agreement includes post-employment restrictions relating to competition and non-solicitation of workforce.

When benefit is payable	Severance is payable after the termination of your employment and after the rescission period set in your signed general release, if any, has elapsed.

Table of contents

Cover note	1

Reservation of rights	1
Plan highlights	2
About this Plan	4
Introduction	4

Plan eligibility	4
Benefit eligibility	5
Coordination with employment agreements and other separation benefits	6

Form of severance benefit	6

Notice	6
Severance Payment	6
Other Severance Benefits	7

General provisions	7

General Release	7
Post-Employment Restrictions	7

Pro-rata benefit for part-time employees	8
Non-duplication provision	8
Medical or disability leave	8
Plan may be amended or terminated	8
Section 409A of the Internal Revenue Code of 1986	8

Administration	9

About this Plan

•	This document constitutes the Executive Severance Plan (the “Plan”). It explains who is eligible, what the benefit is, and how and when the benefit may be distributed.

•	See the Administration section for additional administrative information, including your rights under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Introduction
The Revelyst severance benefit is designed to provide you with advance notice of termination, a lump sum severance payment, and other benefits described herein, if you are involuntarily terminated for convenience or due to a layoff or reduction in workforce from active regular full-time or regular part-time employment with Revelyst or any of its associated companies.
The amount of severance is equal to 12 months of base salary.
Plan eligibility
You are eligible to participate in this Plan if (i) you are an active regular full-time or regular part-time salaried employee currently in an Executive position and (ii) you are not otherwise party to an individual agreement with Revelyst or any of its associated companies that provides for payments and benefits in connection with an involuntarily termination for convenience or due to a layoff or reduction in workforce.

•
You are in an Executive position if you are a Vice President that reports directly to the Chief Executive Officer (the “CEO”), an employee with greater seniority than a Vice President that reports directly to the CEO or a “Section 16 Officer” (i.e., an executive officer elected by the Revelyst Board of Directors and required to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder).

If you are eligible to participate in this Plan, you will remain a participant in this Plan until the earliest of the following events occur:

•	You voluntarily terminate your employment. (As used in this Plan, a voluntary termination of employment excludes a formal Request for Layoff Consideration, which may be periodically offered);
•	You are terminated for cause by Revelyst;

•	You die, retire, or receive all severance benefits provided for under this Plan, or you no longer qualify to receive benefits under this Plan; or

•	Revelyst no longer offers this Plan.
For purposes of this Plan, termination for cause shall include termination for (i) any material failure by you to perform your duties, (ii) your gross negligence or willful or intentional wrongdoing or misconduct, (iii) a material breach by you of any confidentiality agreement with the Company or duty of loyalty to the Company, (iv) your commission of an act of personal dishonesty which involved material personal profit in connection with the Company, or (v) your conviction or guilty plea by you of a felony offense or a crime involving moral turpitude. If Revelyst so terminates your employment for cause, then you will not be eligible for any payments or benefits under this Plan.

You are not eligible to participate in this Plan if:

•	You are classified as other than a regular employee, e.g., temporary status, independent contractor, temporary agency employee, consultant, etc.; or

•	You are not an Executive of Revelyst or an associated company.
In addition, you are disqualified from participation in this Plan if you are not actively at work as of the effective date of your termination. Generally, you are not considered actively at work if you are on a leave of absence in excess of 90 consecutive calendar days, and you are not being paid wages or Paid Time Off. (Note: Employees on military leave of absence covered by the Uniformed Services Employment and Reemployment Rights Act (USERRA) are not disqualified from receiving a severance benefit.)
Benefit eligibility
If you are eligible to participate in this Plan, you may qualify for a severance benefit when all of the following conditions are met:

•	You are involuntarily terminated for convenience or due to a layoff or reduction in workforce;

•
You have signed a general release of all employment-related claims or potential claims against Revelyst after you are officially notified of termination and within the consideration period set in your general release; and

•	The rescission period set in your general release, if any, has elapsed.
For purposes of this Plan, termination for convenience shall mean an involuntary termination of your employment by Revelyst at any time without cause. If Revelyst so terminates your employment, then you may be eligible for severance.
Even if you are eligible, you will not qualify for a severance benefit if:

•	You refuse to work during the notice period or fail to satisfactorily perform your job until your termination date, as determined in the sole discretion of Revelyst;

•	You refuse to comply with a confidentiality agreement or non-compete, non-solicitation or other restrictive covenant agreement between you and Revelyst or any of its affiliates or you disclose Revelyst trade secrets or confidential or proprietary information;

•	You intentionally damage or refuse to return Revelyst or customer property;

•	You engage in conduct or behavior that would otherwise lead to termination of your employment such as disclosing confidential information, disparaging the Company, mistreating or harassing other employees, or violating other workplace rules or Revelyst’s code of conduct; or

•	You are a participant in Revelyst’s change-in-control severance plan and your termination of employment will entitle you to severance payments under that plan. Under no circumstances will you receive benefits under both the change-in-control severance plan and this Plan as a result of the termination of your employment.
Severance benefits are not paid under this Plan in the following situations:

•	You are placed on a directed leave of absence or a temporary layoff status, as determined by the Company; or operations have been temporarily interrupted due to a maintenance or vacation shutdown, material shortage, etc.;

•	Your location, business unit, or work function is sold, transferred, outsourced, or merged with a third party and you are offered employment by or you are transferred to the purchaser or other third party, whether or not you accept such employment;

•	• Your termination is for cause;

•	A Change in Control occurs;

•	You are transferred from one Revelyst location to a different Revelyst location;

•	Your position is eliminated and you are offered a comparable position with Revelyst within the same geographic area;

•	You voluntarily terminate, resign, abandon your position (e.g., refuse to work until your termination date), or fail to return from an approved leave of absence; or

•	You are not eligible to participate in this Plan on the effective date of your termination of employment with Revelyst.

Even if severance benefits have commenced, all remaining benefits will be forfeited and your severance benefit will be terminated automatically if Revelyst determines in its sole discretion that:

•  You should have been disqualified or ineligible from receiving benefits under this Plan because of one of the conditions listed above;

•  You engage in any conduct that damages Revelyst’s business or defames or slanders Revelyst’s name or business reputation; or

•  You violate any provisions of your signed general release.

Coordination with employment agreements and other separation benefits
Revelyst retains the right to enter into side agreements with you that amend your rights under this Plan. This Plan does not supersede any additional rights you may have pursuant to an employment agreement or under federal or state law. However, if you are entitled to any other severance or termination of employment benefits, other than those provided by this Plan, then your benefits under this Plan will be reduced by the amounts of such other payments. In that event, if such other payments are made at a time or in a form different from the time and form for payments under this Plan, and residual amounts are payable under this Plan, then such residual amounts shall be paid in a lump sum as provided under the terms of this Plan. In addition, to the extent you waive your rights under this Plan pursuant to such an agreement, in no event will you receive any payment hereunder.
Forms of severance benefit
If you meet the Plan eligibility and benefit eligibility requirements contained in this Plan and you are eligible for a severance benefit, your severance benefit may include the following:
Notice
You will normally be given up to two weeks’ notice of your termination date. Unless otherwise directed by Revelyst, you are expected to work through your termination date. Failure to work during the notice period may disqualify you from receiving severance benefits. Layoff notification paperwork will include the length of the notice period. Revelyst retains the right to offer you two weeks’ pay in lieu of notice.

Severance Payment

•	Your severance payment will be paid in a lump sum and will include:

•	An amount equal to 12 months of base salary, regardless of length of service or time in position,

•	Plus an additional lump sum of $15,000 to offset the cost of continuing healthcare coverage.

•	Subject to your signing and not revoking a general release as described below, your severance payment will be made no later than 2 1⁄2 months following your termination of employment.

•	The number of months or weeks of base salary, as applicable, to which you are entitled is referred to as your “Severance Period” for purposes of this Plan.
Additional notes:

•	Taxes and other required or authorized payroll deductions will be withheld.

•	None of your severance payment will be considered pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any Revelyst qualified or non-qualified retirement plan.

•	Except as expressly provided in this Plan, severance payments under this Plan will be reduced by payments payable to you under any other Revelyst severance plans or your employment agreement, as applicable.

•	Any money you owe Revelyst that has not been repaid as of your termination date will be withheld from your severance payment.
Other Severance Benefits
Outplacement Services: Revelyst will provide you with outplacement services, the scope and provider of which will be determined by Revelyst. You must utilize these outplacement services within six months of your termination date. You may not receive a cash payment in lieu of this benefit.
Note
Revelyst Equity-Based Awards: This Plan does not affect how stock incentives or bonuses such as stock options, restricted stock, restricted stock units or performance-based equity awards are treated upon a termination of employment. The terms of your individual award agreements and the plans that govern such awards will govern in the event of a termination of your employment. Payments for Revelyst equity-based awards will not be deducted from your severance benefit under this Plan.
General provisions
General Release
You are required to sign a general release of all employment-related claims prior to receiving any severance benefit. This general release includes a release of all claims and causes of action arising, or which may have arisen, out of or in connection with your employment or termination from employment with Revelyst. If you are eligible for a severance payment, you will have up to 45 calendar days to consider signing the general release. After you sign the general release, you will have up to 15 calendar days during which to rescind the general release. The specific length of the consideration period and rescission period, if any, will be set in your individual general release.
Post-Employment Restrictions

•
Competition Restrictions. In order to protect Revelyst’s legitimate interests, including, but not limited to, confidential information, trade secrets, and customer/vendor relationships, you will not, during the Severance Period, directly or indirectly, personally engage in, nor shall you own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, or be connected in any manner with any person or entity that develops, manufactures, distributes, markets or sells services or products competitive with those that Revelyst manufactures, markets or sells to any customer anywhere in the world, during the Severance Period. If during your Severance Period, you wish to obtain other non-competitive employment, you agree to meet and confer in good faith with Revelyst prior to accepting such employment. You will provide Revelyst with the name of any potential future employer and give Revelyst the right to provide a copy of this provision to such potential employer.

•
Non-Solicitation. During the Severance Period, you will not, directly or indirectly, solicit any of Revelyst’s employees for the purpose of hiring them or inducing them to leave their employment with Revelyst, nor will you own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the Severance Period.

•
Breach. If in Revelyst’s sole determination, you breach any of these Post-Employment Restrictions, Revelyst will be entitled to injunctive relief in addition to any other legal or equitable remedies. At that time, Revelyst will immediately discontinue any remaining severance benefits. Further, Revelyst is entitled to repayment of the percentage of your severance benefits providing consideration for these provisions. This percentage will be identified in your General Release of Claims agreement.

Pro rata benefit for part-time employees
If on the date your employment terminates you are classified as a regular part-time employee, your severance benefit is prorated, based on your current base pay and average number of hours worked over the past six months.
Medical or disability leave
Like other employees who are not actively at work for more than 90 days, employees not at work due to a medical or disability leave generally are not eligible for severance when their job position is eliminated. If the leave of absence qualifies for Short-Term Disability or the employee is in the first six months of Long-Term Disability, and the employee is able to return to work prior to exhausting Short-Term Disability or the first six months of Long-Term Disability, but there is no job position to return to, then Revelyst may offer the employee a severance benefit.
Plan may be amended or terminated
At any time prior to a Change in Control, Revelyst, through Revelyst’s Management Development and Compensation Committee of the Board of Directors (the “Committee”), has the sole discretion to change, amend or terminate this Plan or to change the severance benefit available under the Plan at any time.
For purposes of this Plan, Change in Control has the same meaning as “Change in Control” in the Revelyst, Inc. Income Security Plan, as such may be amended from time to time.

In the event of a Change in Control, this Plan may not be amended, changed or terminated for a period of one year from the effective date of a Change in Control in a manner that would adversely affect eligible Plan participants unless 80 percent of such participants provide written consent.
Section 409A of the Internal Revenue Code of 1986

It is intended that the provisions of this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of your separation from service (within the meaning of Section 409A), you are a specified employee (within the meaning of Section 409A), amounts constituting deferred compensation (within the meaning of Section 409A) that are payable under this Plan on account of your separation from service will be paid, without interest, on the first day of the seventh month following such separation from service. Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Plan may not be reduced by, or offset against, any amount owing by you to Revelyst. For the purposes of Section 409A, each payment under this Plan will be deemed to be a separate payment. Notwithstanding any provision of this Plan to the contrary, Revelyst reserves the right to make amendments to this Plan as Revelyst deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on your or for your account in connection with this Plan (including any taxes and penalties under Section 409A).
Administration

This Plan is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, established solely for the purpose of providing severance benefits to a select group of management or highly compensated employees within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2520.104-24 (i.e., a “top hat” plan), and will be construed accordingly.

Responsibility for administration of this Plan and interpretation of this Plan’s provisions rests with Revelyst, acting through its officers and employees. Except with respect to Executives who are “Section 16 Officers” (as described in this Plan under “Introduction—Plan eligibility”), the Committee may delegate to Revelyst’s Chief Human Resources Officer the authority to make final determinations regarding Plan eligibility and to provide conclusive interpretation of Plan provisions.

The Committee decides appeals of denied claims. The Committee also has final discretionary authority to decide claim appeals under this Plan.

Correspondence regarding this Plan should be directed to the Chief Human Resources Officer at the Company address shown below.

CLAIMS
If you believe you may be entitled to benefits, or you disagree with any decision regarding your benefit, you should present a written claim / appeal to Revelyst at the following address. (An oral claim or request for review is not sufficient.)
Revelyst, Inc.
Attn: Chief Human Resources Officer
P.O. Box 1411
Providence, RI 02901
(763) 433-1000
If you do not file a written claim or follow the claims procedures, you may give up legal rights.

A Claim for Benefits

A “claim” for benefits is a request for benefits under this Plan filed in accordance with this Plan’s claims procedures. To make a claim or request review of a denied claim, you must file a written claim with Revelyst at the address shown above. An oral claim or request for review is not sufficient.

Steps in Filing a Claim
Time for Filing a Claim. You must file your written claim with Revelyst within one year after the date you knew or reasonably should have known of the facts behind your claim.
Filing a Claim. You must file your claim with Revelyst at the address noted above. You must include the facts and arguments that you want considered during the claims procedure.
Response from Revelyst. Within 90 days of the date Revelyst receives your claim, you will receive a written or electronic notice of the decision or a notice describing the need for additional time (up to 90 additional days) to reach a decision. If Revelyst (or in the case of a Section 16 Officer, the Committee notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If Revelyst (or in the case of a Section 16 Officer, the Committee) denies your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, your right to file a civil action under section 502(a) of ERISA, if your claim is denied upon review, and it will also explain your right to request a review.

Steps in Filing a Request for Review.
Time for Filing a Request for Review. If Revelyst (or in the case of a Section 16 Officer, the Committee) denies your claim, you may request a review of your claim by Revelyst’s Chief Human Resources Officer (or in the case of a Section 16 Officer, the Committee). Revelyst must receive actual delivery of your written request for review within 60 days after the date you receive notice that your claim was denied.
Filing a Request for Review of a Denied Claim. You may file a request for review of a denied claim with Revelyst, which will be forwarded to the Chief Human Resources Officer (or in the case of a Section 16 Officer, the Committee). Your request must include issues that you want considered in the review. You may submit written comments, documents, records, and other information relating to your claim. Upon request, you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process.
Response from Revelyst or Compensation Committee on Review. Within 60 days after the date Revelyst receives your request, you will receive a written or electronic notice of the decision or a notice describing the need for additional time (up to 60 additional days) to reach a decision. If you are notified that the Chief Human Resources Officer (or in the case of a Section 16 Officer, the Committee) needs additional time, the notice will describe the special circumstances requiring the extension and the date by which a decision is expected to be reached. If the Chief Human Resources Officer (or in the case of a Section 16 Officer, the Committee) affirms the denial of your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process, and your right to file a civil action under section 502(a) of ERISA.
If the Committee Requests Further Information Regarding Your Claim on Review. If the Committee determines that further information is needed to complete the review of your denied claim, you will receive a written notice describing the additional information necessary to make the decision. You will then have 60 days from the date you receive the notice requesting additional information to provide it to the Committee. The time between the date the Committee sends the request to you and the date of receipt of the requested additional information from you shall not count against the 60-day period in which the Committee has to decide your claim on review. If the Committee does not receive a response, then the period by which the Committee must reach a decision shall be extended by the 60-day period provided to you to submit the additional information. Note: If special circumstances exist, this period may be further extended.
In General. The Committee will make all decisions on claims and review of claims. With respect to the review of original and denied claims, the Committee has the sole discretion, final authority, and responsibility to decide all factual and legal questions under this Plan. This includes interpreting and construing this Plan and any ambiguous or unclear terms, and determining whether a claimant is eligible for benefits and the amount of the benefits, if any, a claimant is entitled to receive. The Committee may hold hearings and reserves the right to delegate its authority to make decisions. The Committee may rely on any applicable statute of limitations as a basis to deny a claim. The Committee’s decisions are conclusive and binding on all parties. You may, at your own expense, have an attorney or representative act on your behalf, but the Committee reserves the right to require a written authorization for a person to act on your behalf.
Time Periods. The time period for review of your claim begins to run on the date Revelyst receives your written claim. Similarly, if you file a timely request for review, the review period begins to run on the date Revelyst receives your written request. In both cases, the time period begins to run regardless of whether you submit comments or information that you would like to be considered on review.
Limitations Period. If you file your claim within the required time, complete the entire claims procedure, and the Committee denies your claim after you request a review, you may sue over your claim (unless you have executed a release on your claim). You must, however, commence that suit within 30 months after you knew or reasonably should have known of the facts behind your claim or, if earlier, within six months after the claims procedure is completed.
Exhaustion of Administrative Remedies. Before commencing legal action to recover benefits, or to enforce or clarify rights under Section 502 or Section 510 of ERISA or otherwise, you must completely exhaust this Plan’s claim and review procedures. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a Federal court or, to the extent ERISA pre-emption does not apply, in an appropriate state court.

Administrative Safeguards. This Plan uses the claims procedures outlined herein and the review by the Committee as administrative processes and safeguards to ensure that this Plan’s provisions are correctly and consistently applied. The Committee has the sole discretion, authority, and responsibility to decide all factual and legal questions under this Plan. This includes interpreting and construing this Plan document and any ambiguous or unclear terms within this Plan document, and determining whether a claimant is eligible for benefits under this Plan and the amount of the benefits, if any, a claimant is entitled to receive. The Committee’s decisions are conclusive and binding on all parties.

Assistance with Your Questions
If you have any questions about your benefits, you should contact the Chief Human Resources Officer.